                                                                     Exhibit 4.1

                              CONVERTIBLE DEBENTURE
                                   AND WARRANT
                               PURCHASE AGREEMENT



                          Dated as of November 20, 2001



                                      among



                              STARBASE CORPORATION



                                       and



                       THE PURCHASERS LISTED ON EXHIBIT A

              CONVERTIBLE DEBENTURE AND WARRANT PURCHASE AGREEMENT

        This CONVERTIBLE DEBENTURE AND WARRANT PURCHASE AGREEMENT (the "Agreement") is dated as of November 20, 2001, by and among Starbase Corporation, a Delaware corporation (the "Company") and each of the Purchasers whose names are set forth on Exhibit A, attached hereto (individually, a "Purchaser" and collectively, the "Purchasers").

                                    WHEREAS:

        A. The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), including Regulation D ("Regulation D"), and/or such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder;

        B. The Company has authorized the issuance of up to a maximum aggregate principal amount of $3,000,000 (the "Debentures"), which shall be convertible into shares of the Company's common stock, par value $.01 per share (the "Common Stock") (as converted, the "Conversion Shares"), in accordance with the terms of the Debenture, in the form attached hereto as Exhibit B;

        C. The Purchasers wish to purchase, upon the terms and conditions stated in this Agreement and the Debentures, a minimum aggregate principal amount of $2,000,000 in Debentures and up to a maximum aggregate principal amount of $3,000,000 in the Debentures, in the respective amounts set forth opposite each Purchaser's name on Exhibit A on the Closing Date (as defined below);

        D. The Company has authorized the issuance of warrants (the "Warrants") in substantially the form attached hereto as Exhibit C, which shall be exercisable for shares of Common Stock (as exercised the "Warrant Shares") to each of the Purchasers on the Closing Date to acquire such number of shares of Common stock as set forth opposite each Purchaser's name on Exhibit A; and

        E. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement substantially in the form attached hereto as Exhibit D (the "Registration Rights Agreement"), pursuant to which the Company has agreed to register the Common Stock underlying the Debentures and the Warrants for resale under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

        NOW, THEREFORE, the Company and the Purchasers hereby agree as follows:

                                    ARTICLE I

                  PURCHASE AND SALE OF DEBENTURES AND WARRANTS

            Section 1.1 Purchase and Sale of Debentures and Warrants. Upon the following terms and conditions, the Company shall issue and sell to the Purchasers and each of the Purchasers shall purchase from the Company, separate Debentures in the aggregate minimum principal amount of at least $2,000,000 and up to an aggregate maximum principal amount of $3,000,000 (the "Purchase Price"), bearing interest at the rate of seven percent (7%) per annum, due November 20, 2004, and Warrants to purchase shares of the Company's Common Stock.

            Section 1.2 The Conversion Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, no less than 200% (subject to Section 3.9) of its authorized but unissued shares of its Common Stock, to effect the conversion of the Debentures and the exercise of the Warrants. The Conversion Shares and the Warrant Shares collectively are referred to as the "Shares" and the Debentures and the Warrants collectively are referred to as the "Securities".

            Section 1.3 Purchase Price and Closing. The Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase that amount of Debentures and the number of Warrants set forth opposite their respective names on Exhibit A. Each tranche of the purchase and sale of Debentures and Warrants (each, a "Closing" and the first such Closing, the "Tranche I Closing") shall take place at the offices of Jenkens & Gilchrist Parker Chapin LLP The Chrysler Building, 405 Lexington Avenue, New York, New York 10174 at 10:00 a.m. New York time (i) on the date on which the last to be fulfilled or waived of the conditions set forth in Article IV hereof and applicable to such Closing shall be fulfilled or waived in accordance herewith or (ii) at such other time and place or on such date as the Purchasers and the Company may agree upon (each, a "Closing Date" and the first such Closing Date, the "Tranche I Closing Date"). The Tranche I Closing shall occur no later than November 21, 2001, and the Closing with respect to the funding of the remainder of the Purchase Price (the "Tranche II Closing") shall occur no later than December 12, 2001, or on such other date as the Purchasers and the Company may agree upon (the "Tranche II Closing Date"); provided, however, that the failure of the Tranche II Closing to occur shall not affect the Company's obligations to the Purchasers under this Agreement, the Registration Rights Agreement, the Debenture and the Warrants. Notwithstanding anything to the contrary herein, the maximum aggregate principal amount of the Debentures to be sold by the Company and purchased by the Purchasers hereunder shall not exceed $3,000,000.

            Section 1.4 Escrow. On or before each Closing Date, the Company shall deliver to the escrow agent (the "Escrow Agent") identified in the Escrow Agreement attached hereto as Exhibit E (the "Escrow Agreement") the certificates for the amount of the Debentures and Warrants set forth opposite each Purchaser's name on Exhibit A hereto, registered in such Purchaser's name (or its nominee) and prior to each Closing Date each Purchaser shall pay by wire transfer of funds into escrow the Purchase Price set forth opposite each such Purchaser's name on Exhibit A. In addition, each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing.

            Section 1.5 Warrants. At the Closing, the Company shall have issued to the Purchasers that number of Warrants to purchase shares of Common Stock as set forth opposite each Purchaser's name on Exhibit A. Each of the Warrants shall be exercisable for a period of five (5) years from the Closing Date and shall have an exercise price equal to the Warrant Price (as defined in the Warrant).

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

            Section 2.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Purchaser, as of the date of this Agreement, that except as set forth in the disclosure schedule of even date hereof delivered to the Purchasers by the Company (the "Disclosure Schedule"), which exceptions shall be deemed to be a part of and to qualify the representations and warranties to which they refer as if made hereunder:

            (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authorization to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Except as set forth on Schedule 2.1(a), the Company does not, directly or indirectly, own capital stock or hold an equity or similar interest in any entity. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction in which the failure to be so qualified will not have a Material Adverse Effect (as defined below). As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations or financial condition of the Company and its subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined below).

            (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Debentures, the Warrants and the Irrevocable Transfer Agent Instructions (as defined in Section 3.13) (collectively, the "Transaction Documents") and to issue and sell the Debentures and the Warrants in accordance with the terms hereof, and the terms and conditions set forth in the Debentures and the Warrants. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the

Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. The Transaction Documents at the Closing will be, duly executed and delivered by the Company. Each of the Transaction Documents constitutes, when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

            (c) Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding as of September 30, 2001 are set forth in Schedule 2.1(c) hereto. All of the outstanding shares of the Company's Common Stock have been duly and validly authorized. Except as set forth in this Agreement and the Registration Rights Agreement and as set forth on Schedule 2.1(c) hereto, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement and the Registration Rights Agreement and as set on Schedule 2.1(c), there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities or as provided on Schedule 2.1(c) hereto, the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. Except as disclosed on Schedule 2.1(c), there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares or the Warrants as described in this Agreement. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable Federal and state securities laws, and, to the Company's knowledge, no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect. The Company has furnished or made available to the Purchasers true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof (the "Certificate"), and the Company's Bylaws as in effect on the date hereof (the "Bylaws").

            (d) Issuance of Securities. The Debentures and Warrants to be issued at the Closing have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Debentures and the Warrants shall be validly issued and outstanding, fully paid and nonassessable free and clear of all liens, encumbrances and rights of first refusal of any kind. When the Conversion Shares and Warrant Shares are issued in accordance with the terms of this Agreement and as set forth in the Debentures and Warrants, as applicable, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of first refusal of any kind and the holders thereof shall be entitled to all rights accorded to a holder of Common Stock.

            (e) No Conflicts. Except as disclosed on Schedule 2.1(e), the execution, delivery and performance by the Company of its obligations under the Transaction Documents, and the consummation by the Company of the transactions contemplated herein and therein do not (i) violate any provision of the Company's Certificate or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to or having jurisdiction over the Company or by which any property or asset of the Company are bound or affected, except, in all cases described in clauses (ii),
(iii) and (iv) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The business of the Company is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not reasonably be expected to have a Material Adverse Effect. The Company is not required under Federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents (including, without limitation, the issuance and sale of the Conversion Shares and the Warrant Shares in accordance with the terms hereof or thereof) other than any filings which may be required to be made by the Company with the Securities and Exchange Commission (the "Commission"), the National Association of Securities Dealers, Inc. (the "NASD"), or state securities administrators subsequent to the respective Closing, any registration statement which may be filed pursuant hereto; provided that, for purpose of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchasers herein. Except as disclosed on Schedule 2.1(e), the Company is not in violation of the listing requirements of The Nasdaq Stock Market, Inc. as in effect on the date hereof and on the Closing Date, and is not aware of any facts which would reasonably lead to delisting of the Common Stock by The Nasdaq Stock Market, Inc. in the near future.

            (f) Commission Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, except as disclosed on Schedule 2.1(f) hereto, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "Commission Documents"). The Company has delivered or made available to each of the Purchasers true and complete copies of the Commission Documents filed with the Commission since December 31, 2000. The Company has not provided to the Purchasers any information which, according to applicable law, rule or regulation, would be required to be disclosed on a registration statement filed with the Commission relating to the issuance and sale by the Company of its Common Stock, but which has not been publicly disclosed, other than with respect to the terms of the transactions contemplated by this Agreement. As of their respective dates, the Form 10-K for the year ended March 31, 2001 (the "Form 10-K") and the Form 10-Q for the fiscal quarter ended June 30, 2001 (the "Form 10-Q"), complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and, as of their respective dates, neither the Form 10-K or the Form 10-Q referred to above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

            (g) Subsidiaries. Schedule 2.1(g) hereto sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person's ownership of the outstanding stock or other interests of such Subsidiary. For the purposes of this Agreement, "Subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence except as set forth on Schedule 2.1(g) hereto. Neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.

            (h) No Material Adverse Change. Since March 31, 2001, the date through which the most recent annual report of the Company on Form 10-K has been prepared and filed with the Commission, a copy of which is included in the Commission Documents, the Company has not experienced or suffered any Material Adverse Effect, except as disclosed on Schedule 2.1(h) hereto.

            (i) No Undisclosed Liabilities. Except as disclosed on Schedule 2.1(i) hereto, neither the Company nor any of its Subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company's or its Subsidiaries respective businesses since June 30, 2001 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company or its Subsidiaries.

            (j) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the Commission relating to the issuance and sale by the Company of its Common Stock, but which has not been publicly disclosed.

            (k) Indebtedness. Schedule 2.1(k) hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $250,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any subsidiary is in default with respect to any Indebtedness.

            (l) Title to Assets. Each of the Company and the Subsidiaries has good and marketable title to all of its real and personal property, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances of any nature whatsoever, except for those indicated on Schedule 2.1(l) hereto or such that, individually or in the aggregate, do not have a Material Adverse Effect. All said leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect.

            (m) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its officers or directors which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as specifically set forth in the Form 10-K, Form 10-Q or on Schedule 2.1(m) hereto, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, the Company's properties or assets, the Common Stock or any of the Company's officers, directors in their capacities as such, wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any of its officers or directors in their capacities as such.

            (n) Compliance with Law. The business of the Company and the subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Form 10-K, Form 10-Q or on Schedule 2.1(n) hereto or such that would not reasonably be expected to cause a Material Adverse Effect. The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (o) Taxes. Except as set forth in the Form 10-K, Form 10-Q or on
Schedule 2.1(o) hereto, the Company has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company for all current taxes and other charges to which the Company is subject and which are not currently due and payable. Except as disclosed on Schedule 2.1(o) hereto, none of the federal income tax returns of the Company for the years subsequent to December 31, 1996 have been audited by the Internal Revenue Service. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) pending or threatened against the Company for any period, nor of any basis for any such assessment, adjustment or contingency.

            (p) Certain Fees. Except as set forth on Schedule 2.1(p) hereto, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

            (q) Disclosure. To the best of the Company's knowledge, neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchasers by or on behalf of the Company in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

            (r) Operation of Business. The Company and each of the Subsidiaries owns or possesses all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations, including, but not limited to, those listed on Schedule 2.1(r) hereto, and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others.

            (s) Environmental Compliance. Except as disclosed on Schedule 2.1(s) hereto, the Company and each of its Subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. Schedule 2.1(s) hereto sets forth all material permits, licenses and other authorizations issued under any Environmental Laws to the Company or its Subsidiaries. "Environmental Laws" shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except as set forth on Schedule 2.1(s) hereto, the Company has all necessary governmental approvals required under all Environmental Laws and used in its business or in the business of any of its Subsidiaries. The Company and each of its Subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or may violate any Environmental Law after the Closing or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance. "Environmental Liabilities" means all liabilities of a person (whether such liabilities are owed by such person to governmental authorities, third parties or otherwise) whether currently in existence or arising hereafter which arise under or relate to any Environmental Law.

            (t) Books and Records. The records and documents of the Company accurately reflect in all material respects the information relating to the business of the

Company, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

            (u) Material Agreements. Except as set forth in the Form 10-K, Form 10-Q or on Schedule 2.1(u) hereto, the Company is not a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement filed on the date hereof with the Commission relating to the issuance and sale by the Company of its Common Stock (collectively, "Material Agreements"). The Company has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and, to the best of the Company's knowledge are not in default under any Material Agreement now in effect, the result of which would be reasonably expected to have a Material Adverse Effect. No written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company limits or shall limit the payment of dividends on the Company's Preferred Stock, if any, or its Common Stock.

            (v) Transactions with Affiliates. Except as set forth in the Form 10-K or Form 10-Q hereto, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $100,000 between (a) the Company or any of its customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

            (w) Securities Act of 1933, as amended. The Company has complied and will comply with all applicable Federal and state securities laws in connection with the offer, issuance and sale of the Securities hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy the Securities or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, so as to bring the issuance and sale of the Securities under the registration provisions of the Securities Act and applicable state securities laws. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

            (x) Governmental Approvals. Except as set forth in the Form 10-K, Form 10-Q or on Schedule 2.1(x) hereto, and except for the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or Federal securities laws (which if required, shall be filed on a timely basis), including the filing of a registration statement or statements pursuant to the Registration Rights Agreement, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Debentures and the Warrants, or for the performance by the Company of its obligations under the Transaction Documents.

            (y) Employees. Neither the Company nor any Subsidiary has any collective bargaining arrangements or agreements covering any of its employees. Except as set forth on Schedule 2.1(y) hereto, neither the Company nor any Subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such Subsidiary. Since October 1, 2001, no officer, consultant or key employee of the Company or any Subsidiary whose termination, either individually or in the aggregate, could have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any Subsidiary.

            (z) Absence of Certain Developments. Except as set forth on Schedule 2.1(z) hereto, since June 30, 2001, neither the Company nor any Subsidiary has:

                (i) issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

                (ii) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company's or such Subsidiary's business;

                (iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

                (iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

                (v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

                (vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or to the Purchaser or its representatives;

                (vii) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

                (viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

                (ix) made capital expenditures or commitments therefor that aggregate in excess of $150,000;

                (x) entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;

                (xi) made charitable contributions or pledges in excess of $50,000;

                (xii) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

                (xiii) experienced any material problems with labor or management in connection with the terms and conditions of their employment;

                (xiv) effected any two or more events of the foregoing kind which in the aggregate would be material to the Company or its Subsidiaries; or

                (xv) entered into an agreement, written or otherwise, to take any of the foregoing actions.

            (aa) Acknowledgment Regarding Purchasers' Purchase of the Debentures and Warrants. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that each Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any of the Purchasers or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to such Purchaser's purchase of the Debentures and the Warrants. The Company further represents to each Purchaser that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

               (bb) No Integrated Offering. To the knowledge of the Company, neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Debentures or the Warrants under the Securities Act or cause this offering of the Debentures or Warrants to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of The Nasdaq Stock Market, Inc. nor will the Company or any of its subsidiaries take any action or steps that would require registration of the Debentures or the Warrants under the Securities Act or cause the offering of the Debentures and the Warrants to be integrated with other offerings.

            (cc) Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Debenture and the Warrant Shares issuable upon exercise of the Warrants will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of the Debenture in accordance with this Agreement and the Debenture and its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants, is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

            (dd) No Other Agreements. The Company has not, directly or indirectly, made any agreements with any of the Purchasers relating to the terms and conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents.

            Section 2.2 Representations and Warranties of the Purchasers. Each of the Purchasers hereby makes the following representations and warranties to the Company with respect solely to itself and not with respect to any other
Purchaser:

            (a) Organization and Standing of the Purchasers. If the Purchaser is an entity, such Purchaser is a corporation, partnership, limited liability company or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

            (b) Authorization and Power. The Purchaser has the requisite power and authority to enter into and perform this Agreement and to purchase the Debentures and Warrants being sold to it hereunder. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, partnership or entity action (if the Purchaser is an entity), and no further consent or authorization of such Purchaser or its Board of Directors, stockholders, partners, or members as the case may be, is required. Each of this Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by such Purchaser.

            (c) No Conflicts. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation by such Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser's charter documents or bylaws or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which such Purchaser is a party (except for such conflicts and defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, operations, results of operations or financial condition of such Purchaser).

            (d) Acquisition for Investment. Such Purchaser is purchasing the Securities and Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein and subject to
Section 2.2(f) below, such Purchaser does not agree to hold the Securities and Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with Federal securities laws applicable to such disposition. Such Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Securities and the Shares and that it has been given full access to such records of the Company and to the officers of the Company as it has deemed necessary or appropriate to conduct its due diligence investigation, if any.

            (e) Accredited Purchasers. Such Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

            (f) Rule 144. Such Purchaser acknowledges that such person is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act ("Rule 144"), and that such person has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such person will be unable to sell the Securities and Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

            (g) General. Each Purchaser understands that the Securities and the Shares are being offered and sold in reliance on a transactional exemption from the registration requirement of Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchasers set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchasers to acquire Securities and the Shares.

                                   ARTICLE III

                                    COVENANTS

        The Company covenants with each of the Purchasers as follows, which covenants are for the benefit of the Purchasers.

            Section 3.1 Securities Compliance.

            (a) The Company shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities and the Shares to the Purchasers.

            (b) The Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchasers set forth herein in order to determine the applicability of Federal and state securities laws exemptions and the suitability of such Purchasers to acquire the Securities and the Shares.

            Section 3.2 Registration and Listing. The Company will cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, will comply with all requirements related to any registration statement filed pursuant to this Agreement or the Registration Rights Agreement, and will not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will take all action necessary to continue the listing or trading of its Common Stock on the Nasdaq National Market ("NASDAQ"), if applicable, and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and NASDAQ, except as disclosed on Schedule 2.1(e).

            Section 3.3 Inspection Rights. The Company shall permit, during normal business hours and upon reasonable request and reasonable notice, the Purchasers or any employees, agents or representatives thereof, so long as the Purchasers shall be obligated hereunder to purchase the Debentures or shall beneficially own any Debentures, or shall own Conversion Shares and/or Warrant Shares which, in the aggregate, represent more than 2% of the total combined voting power of all voting securities then outstanding, to examine and make reasonable copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, consultants, directors, and key employees.

            Section 3.4 Compliance with Laws. The Company shall comply with all applicable laws, rules, regulations and orders, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

            Section 3.5 Keeping of Records and Books of Account. The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company.

            Section 3.6 Reporting Requirements. The Company shall furnish the following to the Purchasers so long as the Purchasers shall be obligated hereunder to purchase the Debentures or shall beneficially own any Debentures or Warrants, or shall own Conversion Shares or Warrant Shares which, in the aggregate, represent more than 2% of the total combined voting power of all voting securities then outstanding, provided, however, that the Company shall not be obligated to furnish the following, if the following reports have been filed by the Company with the Commission pursuant to the Commission's "electronic data gathering and retrieval" (EDGAR) service:

            (a) Quarterly Reports filed with the Commission on Form 10-Q as soon as available, and in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Company;

            (b) Annual Reports filed with the Commission on Form 10-K as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company; and

            (c) Copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock.

            Section 3.7 Amendments. So long as any of the Securities and Shares remain outstanding, the Company shall not amend or waive any provision of its Certificate or Bylaws, or the Registration Rights Agreement in any way that would adversely affect the conversion rights, exercise rights, voting rights, prepayment rights or redemption rights of the holders of the Debentures or the Warrants.

            Section 3.8 Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right to perform of the Company under the Debentures, the Warrants or the Transaction Documents.

            Section 3.9 Reservation of Shares. So long as any of the Debentures or Warrants remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 200% of its authorized but unissued shares of Common Stock, needed to provide for the issuance of the Conversion Shares and the Warrant Shares.

            Section 3.10 Use of Proceeds. The proceeds from the sale of the Debentures will be used by the Company solely for working capital and general corporate purposes; except such fees as the Company is otherwise permitted to pay as set forth in Schedule 2.1(p).

            Section 3.11 Right of First Refusal; Future Financings.

            (a) The Company covenants and agrees that during the period from the Closing Date through the 60th day immediately following the Effectiveness Date (as defined in the Registration Statement) of the Registration Statement, the Company will not, without the prior written consent of the Purchasers, enter into any subsequent offer or sale to, or exchange with (or other type of distribution to), any third party (a "Subsequent Financing"), of Common Stock or any securities convertible or exchangeable into Common Stock, including debt securities, which shall rank senior or equal to the Debentures (collectively, the "Financing Securities") other than a Permitted Financing (as defined hereinafter). For purposes of this Agreement, "Permitted Financing" shall mean any transaction involving the Company's (i) issuance of any Financing Securities (other than for cash) in connection with a merger and/or acquisition, consolidation, sale or disposition of all or substantially all of the Company's assets, (iii) the exchange of capital stock for assets, (iv) issuance of any Financing Securities in connection with a public firm commitment underwritten offering at market, (v) issuance of Common Stock or the issuance of options to purchase Common Stock as such is related to any employee stock ownership plan or employment agreement, (vi) the issuance of shares of Common Stock pursuant to fee arrangements with SG Cowen & Co. and UBS Warburg, LLP, so long as the registration statement registering those shares is not declared effective within thirty (30) days of the Effectiveness Date of the Registration Statement to be filed pursuant to the Registration Rights Agreement, (vii) the sale of shares of Common Stock, the proceeds of which are used to exercise the Company's redemption rights as set forth in Section 3.9 of the Debenture, and (viii) the issuance of up to 250,000 shares of Common Stock into an escrow account to satisfy certain potential indemnification claims.

            (b) For a period of one (1) year immediately following the Effectiveness Date of the Registration Statement, the Company covenants and agrees to promptly notify (in no event later than five (5) days after making or receiving an applicable offer) in writing (a "Rights Notice") the Purchasers of the terms and conditions of any proposed Subsequent Financing. The Rights Notice shall describe, in reasonable detail, the proposed Subsequent Financing, the proposed closing date of the Subsequent Financing, which shall be within thirty
(30) calendar days from the date of the Rights Notice, including, without limitation, all of the terms and conditions thereof. The Rights Notice shall provide the Purchaser an option (the "Rights Option") during the fifteen (15) calendar day period following delivery of the Rights Notice (the "Option Period") to purchase such amount as the Company and the Purchasers may agree to, of the securities being offered in such Subsequent Financing on the same, absolute terms and conditions as contemplated by such Subsequent Financing (the "First Refusal Rights"). Delivery of any Rights Notice constitutes a representation and warranty by the Company that there are no other material terms and conditions, arrangements, agreements or otherwise except for those disclosed in the Rights Notice, to provide additional compensation to any party participating in any proposed Subsequent Financing, including, but not limited to, additional compensation based on changes in the Purchase Price or any type of reset or adjustment of a purchase or conversion price or to issue additional securities at any time after the closing date of a Subsequent Financing. If the Company does not receive notice of exercise of the Rights Option from the Purchaser within the Option Period, the Company shall have the right to close the Subsequent Financing on the scheduled closing date with a third party; provided that all of the terms and conditions of such closing are the same as those provided to the Purchaser in the Rights Notice. If the closing of the proposed Subsequent Financing does not occur on that date, any closing of the contemplated Subsequent Financing or any other Subsequent Financing shall be subject to all of the provisions of this
Section 3.11, including, without limitation, the delivery of a new Rights
Notice.

            Section 3.12 Regulation S. The Company covenants and agrees that if the Company fails to register the Conversion Shares and the Warrant Shares within 90 days from the Closing Date under the terms and conditions of the Registration Rights Agreement attached hereto as Exhibit D, then for so long as such registration statement is not effective and for so long as any of the Conversion Shares and Warrant Shares remain outstanding and continue to be "restricted securities" within the meaning of Rule 144 under the Securities Act, the Company shall, in order to permit resales of any of the Shares pursuant to Regulation S under the Securities Act, (a) continue to file all materials required to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act, and
(b) not knowingly engage in directed selling efforts in connection with the resale of securities by any Purchaser under Regulation S.

            Section 3.13 Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Purchaser or its respective nominee(s), for the Conversion Shares and the Warrant Shares in such amounts as specified from time to time by each Purchaser to the Company upon conversion of the Debentures or exercise of the Warrants (the "Irrevocable Transfer Agent Instructions"). Prior to registration of the Conversion Shares and the Warrant Shares under the Securities Act, all such certificates shall bear the restrictive legend specified in Section 6.1 of this Agreement. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 3.13 will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section 3.13 shall affect in any way each Purchaser's obligations and agreements set forth in Section 6.1 to comply with all applicable prospectus delivery requirements, if any, upon resale of the Securities. If a Purchaser provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the Securities Act or the Purchaser provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer, and, in the case of the Conversion Shares and the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Purchaser and without any restrictive legend. The Company acknowledges that a breach by it of its obligations under this Section 3.13 will cause irreparable harm to the Purchasers by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 3.13 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 3.13, that the Purchasers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

            Section 3.14 Board Membership. The Company shall take all actions necessary under its Certificate and Bylaws to permit Intercoastal Financial Services Corp. ("Intercoastal") to nominate two (2) directors to serve on the Company's Board of Directors. The Board of Directors of the Company must appoint at least one (1) of the persons nominated by Intercoastal to be named as a nominee in the election of directors in the Schedule 14A for the Company's annual stockholders meeting to be filed with the Commission. In the event that a vacancy or vacancies occur on the Board of Directors prior to the filing of the
Schedule 14A, Intercoastal shall be entitled to appoint such directors to fill up to two (2) vacant seats on the Board of Directors.

                                   ARTICLE IV
                                   CONDITIONS

            Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the Debentures and Warrants.

            (a) Closing Date. The obligation hereunder of the Company to issue and sell the Debentures and Warrants to the Purchasers on the Closing Date is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Purchaser with prior written notice thereof.

                (i) Accuracy of the Purchasers' Representations and Warranties. The representations and warranties of the Purchasers shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time, except for representations and warranties that are expressly made as of a particular date.

                (ii) Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all material respects with all material covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing.

                (iii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

            Section 4.2 Conditions Precedent to the Obligation of the Purchasers to Purchase the Debentures and Warrants.

            (a) Closing Date. The obligation hereunder of each Purchaser to acquire and pay for the Debentures and Warrants is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for each Purchaser's sole benefit and may be waived by such Purchaser at any time in its sole discretion.

                (i) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing as though made at that time, except for representations and warranties that are expressly made as of a particular date.

                (ii) Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

                (iii) No Suspension, Etc. From the date hereof to the Closing Date, trading in the Company's Common Stock shall not have been suspended by the Commission (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to such Closing Date, trading in securities generally as reported by Bloomberg Financial Markets ("Bloomberg") shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of the Purchasers, makes it impracticable or inadvisable to purchase the Debentures.

                (iv) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                (v) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

                (vi) Opinion of Counsel. At the Closing, the Purchasers shall have received an opinion of counsel to the Company, dated the date of the Closing, in the form of Exhibit F hereto.

                (vii) Registration Rights Agreement. At the Closing the Company shall have executed and delivered the Registration Rights Agreement to each Purchaser.

                (viii) Certificates. At the Closing, the Company shall have delivered to the Purchasers originally executed Debentures and Warrants being acquired by the Purchasers at the Closing.

                (ix) Resolutions. Prior to the Closing Date, the Board of Directors of the Company shall have adopted resolutions consistent with
        Section 2.1(b) above and in a form reasonably acceptable to the Purchasers (the "Resolutions").

                (x) Reservation of Shares. As of the Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Debentures and the exercise of the Warrants, no less than 200% of its authorized but unissued shares of Common Stock to effect the issuance of Conversion Shares issuable upon conversion of the Debentures outstanding on the Closing Date and the Warrant Shares issuable upon exercise of the Warrants outstanding on the Closing Date (assuming all such Debentures and Warrants were fully convertible or exercisable on such date regardless of any limitation on the timing or amount of such conversions or exercises).

                (xi) Transfer Agent Instructions. The Irrevocable Transfer Agent Instructions, in the form of Exhibit G attached hereto, shall have been delivered to and acknowledged in writing by the Company's transfer agent.

                (xii) Secretary's Certificate. The Company shall have delivered to the Purchasers a secretary's certificate, dated as of the Closing Date, as to (i) the Resolutions, (ii) the Certificate, as in effect at the Closing Date, (iii) the Bylaws, as in effect at the Closing, and
        (iv) the authority and incumbency of the officers of the Company executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

                                    ARTICLE V

                               REGISTRATION RIGHTS

        At the Closing, the Company and Purchasers shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit D.

                                   ARTICLE VI

                              TRANSFER RESTRICTIONS

            Section 6.1 Legend. The certificates or other instruments representing the Debentures and the Warrants until such time as the sale of the Conversion Shares and the Warrant Shares have been registered under the Securities Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares and the Warrant Shares, except as set forth below, shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed from the Securities and the Company shall issue a certificate without such legend to the holder of such Securities, if, (i) in connection with a sale transaction, such Securities are registered for sale under the Securities Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of such Securities may be made without registration under the Securities Act, or
(iii) such holder provides the Company with reasonable assurances that such Securities can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold. In the case of any proposed transfer under this Section 6.1, the Company will use reasonable efforts to comply with any such applicable state securities or "blue sky" laws, but shall in no event be required, in connection therewith, to qualify to do business in any state where it is not then qualified or to take any action that would subject it to tax or to the general service of process in any state where it is not then subject. If the holder has complied with clause (iii) of this Section 6.1, the Company will cause an opinion of counsel to be delivered to the transfer agent regarding the removal of the legend.

            Section 6.2 Transfer or Resale. Except as provided in the Registration Rights Agreement: (i) the Debentures, Warrants, Conversion Shares and Warrant Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Purchaser shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Purchaser provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144; and (ii) any sale of such securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities
Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Commission thereunder.

                                   ARTICLE VII

                                   TERMINATION

            Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and the Purchasers.

            Section 7.2 Other Termination. This Agreement may be terminated by the action of the Board of Directors of the Company or by any one or more of the Purchasers at any time if the Closing shall not have been consummated by the Closing Date, as long as the failure to so consummate is not the fault of the terminating party.

            Section 7.3 Effect of Termination. In the event of termination by the Company or any one or more of the Purchasers, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement and the Registration Rights Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in
Section 7.1 or 7.2 herein, this Agreement shall become void and of no further force and effect, except for Sections 9.1 and 9.2, and Article VIII herein. Nothing in this Section 7.3 shall be deemed to release the Company or any Purchaser from any liability for any breach under this Agreement or the Registration Rights Agreement, or to impair the rights of the Company and the Purchasers to compel specific performance by the other party of its obligations under this Agreement and the Registration Rights Agreement.

                                  ARTICLE VIII

                                 INDEMNIFICATION

            Section 8.1 General Indemnity. The Company agrees to indemnify and hold harmless the Purchasers (and their respective directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorney's fees, charges and disbursements) incurred by the Purchasers as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein. Each Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company (and its directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorney's fees, charges and disbursements) incurred by the Company as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Purchasers herein, in an amount up to each Purchaser's pro rata share of the Purchase Price paid for the Debentures and Warrants.

            Section 8.2 Indemnification Procedure. Any party entitled to indemnification under this Article VIII (an "Indemnified Party") will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VIII except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article VIII to the contrary, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Article VIII shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

                                   ARTICLE IX

                                  MISCELLANEOUS

            Section 9.1 Fees and Expenses. Except as otherwise set forth in this Agreement, the Registration Rights Agreement, the Debentures or the Warrants, and on Schedule 2.1(p) attached hereto, each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Securities and Shares pursuant hereto.

            Section 9.2 Specific Enforcement, Consent to Jurisdiction.

            (a) The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement, the Registration Rights Agreement, the Debentures and the Warrants were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement, the Registration Rights Agreement, the Debentures and the Warrants and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

            (b) Each of the Company and the Purchasers (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, New York County for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, Registration Rights Agreement, the Debentures and the Warrants and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchasers consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

            (c) Each of the Company and the Purchasers hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Agreement, Registration Rights Agreement, the Debentures and the Warrants, shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.

            Section 9.3 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Debentures, Warrants and the Transaction Documents, neither the Company nor any of the Purchasers makes any representations, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and the holders of a majority of the Debentures then outstanding, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Debentures then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Debentures, Warrants or Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of the Debentures and Warrants, as the case may be.

            Section 9.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses and facsimile numbers for such communications shall be:

If to the Company:    Chief Financial Officer
                      Starbase Corporation
                      4 Hutton Centre Drive
                      Suite 800
                      Santa Ana, CA 92707

                      Telephone Number: (714) 445-4445
                      Facsimile Number: (714) 445-4482

If to any Purchaser:  At the address of such Purchaser set forth on Exhibit A to this Agreement, with copies to Purchaser's counsel as set forth on Exhibit A or as specified in writing by such Purchaser.

        Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

            Section 9.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

            Section 9.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

            Section 9.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. After the Closing, the assignment by a Party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement. The Purchaser may assign the Debentures, the Warrants and their rights under this Agreement, the Registration Rights Agreement, and the other Transaction Documents and any other rights hereto and thereto without the consent of the Company.

            Section 9.8 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

            Section 9.9 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to the choice of law provisions.

            Section 9.10 Survival. The representations and warranties of the Company and the Purchasers contained in Article II shall survive the execution and delivery hereof and each of the Closings, and the agreements and covenants set forth in Articles I, III, V, VII, VIII and IX of this Agreement shall survive the execution and delivery hereof and each of the Closings hereunder; provided, that Sections 3.2, 3.4, 3.5, 3.6 and 3.8 shall expire on the earlier of (i) the date which is one year after the date as of which the Purchasers may sell all of the Conversion Shares and Warrant Shares without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or successor thereto), or (ii) the date on which (A) the Purchasers shall have sold all the Conversion Shares and Warrant Shares and (B) none of the Debentures or Warrants are outstanding. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

            Section 9.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, such facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

            Section 9.12 Publicity. The Company agrees that it will not disclose, and will not include in any public announcement, the name of the Purchasers, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

            Section 9.13 Severability. The provisions of this Agreement and the Registration Rights Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement or the Registration Rights Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the Registration Rights Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

            Section 9.14 Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, each of the Company and the Purchasers shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Registration Rights Agreement, the Debentures, the Warrants, the Conversion Shares and the Warrant Shares.

                                   * * * * * *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorize officer as of the date first above written.

                                            STARBASE CORPORATION

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            THE PURCHASERS:

                                            STONESTREET LIMITED PARTNERSHIP

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            ALPHA CAPITAL AKTIENGESELLSCHAFT

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            NILES HOLDINGS LIMITED

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                            BRISTOL INVESTMENT FUND, LTD.

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                            SDS MERCHANT FUND

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:



                                            MANCHESTER ASSET MANAGEMENT

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:



                                            ELLIS ENTERPRISES, INC.

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                                                       EXHIBIT A

                          SCHEDULE OF PURCHASERS to the
              CONVERTIBLE DEBENTURE AND WARRANT PURCHASE AGREEMENT

                            FOR STARBASE CORPORATION

                                  INVESTOR ADDRESS                AMOUNT OF DEBENTURES/
INVESTOR NAME                   AND FACSIMILE NUMBER           NUMBER OF WARRANTS PURCHASED
------------------------- ---------------------------------   -------------------------------
Stonestreet Limited       c/o Canacord Capital                $500,000/420,875
Partnership               320 Bay Street, Suite 1300
                          Toronto, Ontario M5H 4A6
                          Canada

Alpha Capital             Pradafant 7                         $725,000/610,269
Aktiengesellschaft        Furstentums 9490
                          Vaduz, Liechtenstein

Niles Holdings Limited    55 Duke Street                      $500,000/420,875
                          P.O. Box 55
                          Grand Turks
                          Turks & Caicos, BWI

Bristol Investment        Caledonian House                    $625,000/526,094
Fund, Ltd.                Jennett Street
                          George Town
                          Grand Cayman, Cayman Islands

SDS Merchant Fund         c/o SDS Capital Partners, LLC       $250,000/210,438
                          1 Sound Shore Drive
                          Suite 202
                          Greenwich, CT 06830

Manchester Asset          Charlotte House                     $250,000/210,438
Management                Charlotte Street
                          Nassau, Bahamas

Ellis Enterprises, Inc.   42 Waterloo Rd.                     $150,000/126,263
                          London, England

                              STARBASE CORPORATION
                              DISCLOSURE SCHEDULES
                RELATING TO THE CONVERTIBLE DEBENTURE AND WARRANT
                PURCHASE AGREEMENT AMONG STARBASE CORPORATION AND
                   THE PURCHASERS LISTED ON EXHIBIT A THERETO

        Pursuant to Section 2.1 of the Convertible Debenture and Warrant Purchase Agreement dated as of November 16, 2001 (the "Purchase Agreement") entered into by and among Starbase Corporation (the "Company"), Stonestreet Limited Partnership, Alpha Capital Aktiengesellschaft, Niles Holdings Limited, Bristol Investment Fund, Ltd., SDS Merchant Fund, Manchester Asset Management and Ellis Enterprises, Inc. (the "Purchasers"), the disclosures in this Disclosure Schedule constitute exceptions to the representations and warranties made by the Company in Section 2.1 of the Purchase Agreement or disclosure otherwise required by the Purchase Agreement. The section numbers in the Disclosure Schedule correspond to the section numbers in the Purchase Agreement. Any information specifically disclosed under any section of this Disclosure
Schedule is deemed to be disclosed and incorporated in any other section of this Disclosure Schedule where such disclosure would be appropriate. Capitalized terms used in this Disclosure Schedule, unless otherwise specified, have the same meanings given them in the Purchase Agreement.

                                 SCHEDULE 2.1(c)


Authorized Capital Stock as of September 30, 2001

Common
                      Authorized            150,000,000

                      Outstanding            69,905,580

Preferred
                      Authorized            10,000,000

                      Outstanding           0


There are registration rights regarding common stock issued to SG Cowen and UBS Warburg in connection with their work on the acquisitions of Technology Builders Inc and Worldweb.net. Such shares will be registered no earlier than 30 days after the registration of the Debentures and Warrant Shares.

                                 SCHEDULE 2.1(e)



Since September 17, 2001, the Company's stock has traded below $1.00.

                                 SCHEDULE 2.1(f)


None

                                 SCHEDULE 2.1(g)

                                  Subsidiaries

Genitor Acquisition Corp -- Inactive                             Delaware
Objectshare Corporation -- Inactive                              Delaware
Technology Builders, Inc. -- Inactive                            Delaware
Worldweb.net Inc. -- Inactive                                    Delaware
Worldweb.net Ltd -- Inactive                                     UK
Technology Builders Ltd. -- active only for payroll in UK        UK
Starbase Canada Limited -- active only for payroll in Canada     Canada

100% of each subsidiary is owned by the Company.

                                 SCHEDULE 2.1(h)

Other than the operating losses that have been publicly disclosed, there has been no other change.

                                SCHEDULE 2.1(i)

                                      None

                                 SCHEDULE 2.1(k)


There is a line of credit with Silicon Valley Bank that has a balance of $1,500,000.

                                SCHEDULE 2.1 (l)

Silicon Valley Bank, as part of the line of credit, has a lien on all assets of the Company

                                 SCHEDULE 2.1(m)


        Starbase received a letter dated March 19, 2001 from Credit Suisse First Boston Corporation ("CSFB") (the "CSFB Letter"). The CFSB Letter demands payment from Starbase of $4,000,000 in respect of fees and $19,099 of expenses claimed to be payable as a result of the merger between Starbase and worldweb, based upon worldweb's purported obligations under a certain letter agreement by and between Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), a predecessor of CSFB, and worldweb dated April 24, 2000, as amended by letter dated July 14, 2000 (as amended, the "Letter Agreement"). Starbase has made a formal written claim for indemnification of $4,019,099, plus any other damages resulting from the Letter Agreement, in accordance with that certain Indemnity Escrow Agreement (the "Indemnity Escrow Agreement") dated February 20, 2001 among Starbase, World Web Investors, LLC (the "LLC") and Greater Bay Trust Company, as escrow agent. The claim is currently being negotiated for settlement with CSFB, the LLC and Starbase out of proceeds from the Indemnity Escrow Fund for the amount of $75,000. If the settlement is completed, it is anticipated Starbase will issue an additional number of shares of its common stock in the name of the LLC to be held in the Indemnity Escrow Fund.

        Starbase was named as a defendant in a summons and complaint captioned John Dryer et. al. v. Alice Rogoff-Rubenstein, et. al., Case No. 1:01cv01294-A, filed in the United States District for the Eastern District Court of Virginia (the "Action"). The Action contains allegations against the former directors and officers of worldweb.net, Inc. in connection with its merger with Starbase. Starbase is currently named as a defendant in the Action as an alleged successor in interest to worldweb. The Action seeks a constructive trust on the Indemnity Escrow Fund and actual, treble and punitive damages against worldweb or its officers or directors in an amount in excess of $65 million, plus any other damages. In an order by the United States District Judge dated November 2, 2001, Counts I and II of the Action alleging violations of federal securities law were dismissed with prejudice and Counts III through X of the Complaint alleging various state law claims were dismissed without prejudice as to the merits for lack of diversity jurisdiction. Starbase has made a formal written claim for indemnification for any liability resulting from the Claim in accordance with the Indemnity Escrow Agreement.

                                 SCHEDULE 2.1(n)

None.

                                 SCHEDULE 2.1(o)

None

                                 SCHEDULE 2.1(p)


        Upon the Closing, the Company shall pay to Intercoastal Financial Services Corp. ("Intercoastal") a finder's fee in an amount equal to $300,000, of which $150,000 shall be payable in cash and $150,000 shall be payable in convertible debentures to be issued to Intercoastal upon the same terms and conditions as the Debentures issued to the Purchasers. In addition, Intercoastal shall receive warrants equal to $150,000 worth of shares of Common Stock, calculated and exercisable on the same terms and conditions as the Warrants issued to the Purchasers.

        The Company shall pay such fees and expenses of Purchasers' counsel incurred in the due diligence, document preparation and review of the Registration Statement, in connection with the transactions contemplated by the Purchase Agreement, up to a maximum of $40,000.

                                 SCHEDULE 2.1(r)

     COUNTRY           REFERENCE#        FILED    APPL#           REGDT     REG#            STATUS            SSES
     BORIS
     UNITED STATES     61335/38951       10/14/94  74/585,777                               ABANDONED          009

     BORIS (COPYRIGHT)
     UNITED STATES     61335/38951C1     12/27/94  TX3,925,535    12/27/94  TX3,925,535     REGISTERED         NAS

     CUSTOMLOGIC
     UNITED STATES     61335/38951H      12/9/92   74/338,298     3/15/94   1,826,173       TOBE ABNDD          41

                                                                                                               042

     ROUNDTABLE
     UNITED STATES     61335/38951G      1/6/97    75/221,550     5/25/99   2,246,979       REGISTERED         009

     STARBASE
     ARGENTINA         61335/38951AR1    5/18/99   2219761                                  ABANDONED          009
     BRAZIL            61335/38951BR1    6/11/99   821723090                                PENDING            009
     CHILE             61335/38951CL1                                                       ABANDONED          009
     EUROPEAN UNION    61335/38951EU     3/26/98   781435         11/18/99  781435          REGISTERED         009
     UNITED STATES     61335/38951E      8/22/94   74/563,907     9/16/97   2,096,269       REGISTERED         009

     STARBASE & DESIGN
     ARGENTINA         61335/38951AR2    6/2/99    2222194                                  ABANDONED          009
     BRAZIL            61335/38951BR2    6/11/99   821723103                                PENDING            009
     CHILE             61335/38951CL2                                                       ABANDONED          009

     STARBASE (& DESIGN)
     EUROPEAN UNION    61335/38951EU1    3/26/98   781443         9/15/99   781443          REGISTERED         009
     UNITED STATES     61335/38951F      8/22/94   74/563,905     9/16/97   2,096,268       REGISTERED         009

     STARPOWERED
     UNITED STATES     61335/38951J                                                         PROPOSED

     COUNTRY           REFERENCE#        FILED     APPL#          REGDT     REG#            STATUS            SSES
     STARTEAM
     ARGENTINA         61335/38951AR     5/21/99   2220518                                  ABANDONED          009
     BRAZIL            61335/38951BR     6/11/99   821723065                                PENDING            009
     CANADA            61335/38951CA     4/15/99   1.012.170                                PENDING            N/A
     CHILE             61335/38951CL                                                        ABANDONED          009
     EUROPEAN UNION    61335/38951EU2    3/26/98   781294                                   PENDING            009
     UNITED STATES     61335/38951A      9/6/94    74/569,997     10/1/96   2,004,890       REGISTERED         009

     STARTEAM SERVER
     UNITED STATES     61335/38951C      3/20/98   75/454,211     11/30/99  2,295,252       REGISTERED         009

     STARTEAM WEB CONNECT
     UNITED STATES     61335/38951B      8/29/96   75/157,644     10/28/97  2,108,741       REGISTERED         009

     STARTEAM.COM
     UNITED STATES     61335/38951I                N/A                                      NOT PURSUE

     VERSIONS
     UNITED STATES     61335/38951D      8/22/94   74/563,906     2/6/96    1,954,390       REGISTERED        ,016


    PATENT REPORT BY INVENTION                                                           3/28/00
    --------------------------
     COUNTRY             REFERENCE#       TYPE  FILED     SERIAL#          ISSUED    PATENT#  STATUS

    INSTALLABLE FILE SYSTEM USING A BASIC FILE SYSTEM DRIVER

     UNITED STATES      61335/90200       NEW   2/22/99   09/255,831                          PENDING
     UNITED STATES      61335/91317A      CIP   3/23/99   09/274,214                          PENDING

                                 SCHEDULE 2.1(s)

                                      None.

                                 SCHEDULE 2.1(u)


None.

                                 SCHEDULE 2.1(x)

                                     None.

                                 SCHEDULE 2.1(y)


All employees must sign a Proprietary Information and Inventions Agreement that states, among other items, the following:

1. That any work produced by an employee utilizing the Company's resources is property of the Company.

2. That Proprietary Information must be held in strict confidence, even after employment has been terminated.

                                 SCHEDULE 2.1(z)


(i) The only common stock that has been issued was related to the exercise of stock options. As disclosed, the Company has entered into agreements with SG Cowen and UBS Warburg in connection with their work on the acquisitions of Technology Builders Inc and Worldweb.net.

(ix) During the quarter ended September 30, 2001, the Company added $466,000 of capital assets.